Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Jeff Young		J.C. Raby
Media Relations		Investor Relations
Akamai Technologies		Akamai Technologies
617-444-3913		617-444-2555
jyoung@akamai.com	—or—	jraby@akamai.com

AKAMAI REPORTS FIRST QUARTER 2003 RESULTS

•	First quarter revenue grows to $36.6 million; net loss narrows to $0.07 per share

•	Total EdgeSuite® customers increased by 77 to 346

•	EdgeSuite sales account for over 50 percent of total revenue

•	Cash and cash equivalents, restricted cash and marketable securities of $109.9 million at quarter end

CAMBRIDGE, Mass. – April 30, 2003 – Akamai Technologies, Inc. (NASDAQ: AKAM), a provider of services that enable the world’s leading enterprises and government agencies to extend and control their e-business infrastructure, today reported financial results for the first quarter ended March 31, 2003. Revenue for first quarter 2003 was $36.6 million, a 3.4 percent growth quarter-to-quarter – the first sequential quarterly revenue growth in a year.

Net loss, in accordance with United States generally accepted accounting principles (GAAP) for first quarter 2003 was $8.6 million, or negative $0.07 per share, compared to a net loss for the fourth quarter 2002 of $55.6 million, or negative $0.48 per share.

Normalized net loss* for first quarter 2003 was $13.3 million, or negative $0.11 per share, compared to normalized net loss for the prior quarter of $20.1 million, or negative $0.17 per share, and First Call’s consensus summary net loss of $0.15 per share. (* See Use of Non-GAAP Financial Measures for definitions.)

EBITDA* for the first quarter was $6.3 million, up from $1.3 million in the prior quarter. (* See Use of Non-GAAP Financial Measures for definitions.)

“We believe our first quarter results clearly demonstrate the steady improvement in our underlying business fundamentals, including the benefit of our company-wide effort to grow and improve the quality of our customer base, and to operate the business on a more cost effective structure,” said George Conrades, chairman and CEO of Akamai.

Included in the quarterly results is the impact of agreements and anticipated agreements to restructure all of Akamai’s domestic impaired lease obligations, resulting in average annual cash savings of approximately $8 million from 2004 through 2010. In restructuring the agreements, Akamai expects to eliminate approximately $50 million in net long-term lease obligations by agreeing to make one time cash payments totaling $15 million, which includes $7 million of restricted cash and long-term deposits. As a result of the expected settlements, net loss for the first quarter includes a one-time benefit of $9.8 million.

“We are taking the necessary steps to align our cost structure with today’s reality and to position the company to take full advantage of the expanding market opportunity for our services,” said Robert Cobuzzi, chief financial officer, Akamai. “For the second consecutive quarter, we reduced the rate at which we consumed cash, ending the quarter with $109.9 million in cash and cash equivalents, restricted cash and marketable securities. As a result, including the payments we expect to make in the second quarter to restructure real estate, we believe we are well-positioned to reach our goal of generating positive free cash flow* by year end.” (* See Use of Non-GAAP Financial Measures for definitions.)

At March 31, 2003, the Company had 117.8 million shares of common stock outstanding. At March 31, 2003, common stock outstanding and unexercised stock options and warrants totaled 133.5 million shares.

Customers

At the end of the first quarter of 2003, Akamai had 346 EdgeSuite customers under recurring contract, compared to 269 at the end of the previous quarter, and up from 187 EdgeSuite clients at the end of first quarter of 2002. New EdgeSuite customers in the first quarter included Accenture plc, Australian Broadcasting Corporation, BMW Japan, Canadian Broadcasting Corporation, Chicago Sun-Times, Cirque Du Soleil, Inc., E.W. Scripps Company, Home Office Communication Directorate (United Kingdom), John Wiley & Sons, L’Oréal, Lycos Asia, Norman Data Defense, Thomson Financial, among others. Resellers accounted for approximately 24 percent of first quarter revenue, as compared to approximately 26 percent in the fourth quarter of 2002.

“The market for our services is expanding, as evidenced by the dramatic increase in EdgeSuite accounts, as well as by our growing penetration of key verticals. EdgeSuite customers grew by 77 this quarter for an increase of almost 30 percent over the prior quarter. In addition, our total recurring customer count grew four percent to 994,” said Conrades.

Network

The size, scale and functionality of Akamai’s underlying global network remains key to the value proposition of all Akamai services. Akamai’s global network at the end of the first quarter consisted of 15,307 servers in 1,134 networks, within 68 countries. This deployment has increased from 13,622 servers in 1,135 networks within 65 countries at the end of 2002. The geographic reach and capacity of Akamai’s network is unprecedented in its ability to serve the needs of enterprise customers, government agencies and major Web-centric businesses.

Use of Non-GAAP Financial Measures

The Company has historically provided financial metrics, some of which are based on GAAP and others that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes encourage the use of GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors.

Akamai defines “EBITDA” as net loss, before interest, taxes, depreciation, amortization, equity-related compensation, restructuring charges and benefits, and certain gains and losses on equity investments. Akamai considers EBITDA to be an important indicator of the Company’s operational strength and performance of its business and provides a good measure of the Company’s historical operating trend. EBITDA eliminates items which are either not part of the Company’s core operations, such as investment gains and losses and net interest expense, do not require a cash outlay, such as equity-related compensation and impairment of intangible assets, or vary widely from quarter to quarter, such as restructuring activities. EBITDA also eliminates depreciation expense, which is based on the Company’s estimate of a capital asset’s useful life. These estimates could vary from actual performance of the asset and are based on historic cost incurred to build out the Company’s deployed network and may not be indicative of current or future capital expenditures.

Akamai defines “normalized net loss” as net loss before amortization, equity-related compensation, restructuring charges and benefits, and certain gains and losses on equity investments. Akamai considers normalized net loss to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or non-cash.

Akamai defines “Free Cash Flow” as the net change in cash and cash equivalents, restricted cash and marketable securities quarter-over-quarter. Akamai considers Free Cash Flow to be an important indicator of the Company’s ability to generate cash to maintain operations, service its debt and make strategic investments.

EBITDA, Free Cash Flow and normalized net loss should be considered in addition to, not as a substitute for, the Company’s operating loss, net loss, and various cash flow measures (e.g., cash used in operations), as well as other measures of financial performance reported in accordance with generally accepted accounting principles.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

Reconciliation of GAAP net loss
to normalized net loss and
EBITDA: (dollar amounts in thousands)

	Three Months Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Net loss	$(8,647)	$(55,604)	$(59,058)
Amortization of intangible assets	2,198	2,231	5,237
Equity-related compensation	2,971	5,562	6,371
Restructuring charges	(9,820)	26,675	12,409
Loss (gain) on investments, net	15	(299)	4,328
Amortization of CNN advertising	—	1,371	1,246

Total normalized net loss	(13,283)	(20,064)	(29,467)
Interest expense, net	4,228	4,053	3,574
Provision for income taxes	73	123	123
Depreciation	15,248	17,141	20,010

Total EBITDA	$6,266	$1,253	$(5,760)

Weighted-average common shares outstanding	116,398	114,866	109,693
Normalized net loss per share	$(0.11)	$(0.17)	$(0.27)

Net increase (decrease) in cash and cash equivalents as reported on the consolidated statements of cash flow, which are prepared in accordance with GAAP is the financial measure most directly comparable to Free Cash Flow. This measure is not accessible on a forward-looking basis because it would include estimates that cannot be reasonably forecasted. These estimates include future changes in the balance of marketable securities and restricted cash, which may be significant.

Akamai Technologies, Inc.
Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
(unaudited)

	March 31, 2003	December 31, 2002

Assets
Cash and cash equivalents	$98,632	$111,262
Restricted cash and marketable securities	8,099	3,664
Accounts receivable, net	21,066	17,574
Prepaid expenses and other current assets	6,933	9,183

Current assets:	134,730	141,683
Restricted cash	3,211	10,244
Property and equipment, net	49,965	63,159
Goodwill and other intangible assets, net	5,212	7,410
Other assets	6,406	7,367

Total assets	$199,524	$229,863

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$40,962	$53,909
Other current liabilities	25,207	27,190

Current liabilities:	66,169	81,099
Other liabilities	6,908	16,854
Convertible notes	300,000	300,000

Total liabilities	373,077	397,953
Stockholders’ deficit	(173,553)	(168,090)

Total liabilities and stockholders’ deficit	$199,524	$229,863

Akamai Technologies, Inc.
Condensed Consolidated Statements of Operations
(dollar amounts in thousands, except per share data)
(unaudited)

	Three Months Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Revenue	$36,564	$35,352	$37,927
Cost and operating expenses:
Cost of revenue (before network-related depreciation)	6,866	6,603	11,242
Research and development	2,445	2,845	4,869
Sales and marketing	10,109	11,760	13,610
General and administrative	10,878	12,891	13,966
Amortization of CNN advertising	—	1,371	1,246
Amortization of other intangible assets	2,198	2,231	5,237
Depreciation	15,248	17,141	20,010
Equity-related compensation	2,971	5,562	6,371
Restructuring charges	(9,820)	26,675	12,409

Total cost and operating expenses	40,895	87,079	88,960

Operating loss	(4,331)	(51,727)	(51,033)
Interest expense, net	4,228	4,053	3,574
Loss (gain) on investments, net	15	(299)	4,328

Loss before provision for income taxes	(8,574)	(55,481)	(58,935)
Provision for income taxes	73	123	123

Net loss	$(8,647)	$(55,604)	$(59,058)

Basic and diluted net loss per share	$(0.07)	$(0.48)	$(0.54)
Weighted average common shares outstanding	116,398	114,866	109,693
Supplemental financial data (in thousands):
Network-related depreciation	$10,620	$10,669	$11,914
Other depreciation	$4,628	$6,472	$8,096
Capital expenditures	$2,202	$893	$2,787
End of period statistics:
EdgeSuite customers	346	269	187
Number of customers under recurring contract	994	955	1,055
Number of employees	532	557	822
Number of deployed servers	15,307	13,622	12,674
Common stock outstanding	117,843	117,660	115,723
Common stock outstanding and unexercised options and warrants	133,503	134,382	130,607
Cash flow data:
Net cash used in operating activities	$(13,001)	$(10,376)	$(35,969)
Net cash provided by (used in) investing activities	$411	$(2,966)	$20,873
Net cash (used in) provided by financing activities and effects of exchange rate translation	$(40)	$1,110	$131
Net change in cash, cash equivalents, restricted cash and marketable securities	$(15,228)	$(16,812)	$(38,786)

Quarterly Conference Call

Akamai will host a conference call today at 4:30 p.m. ET that can be accessed through 1-888-689-4521 (or 1-706-645-9202 for international calls). A live Webcast of the call may be accessed at www.akamai.com in the Investor section. In addition, a replay of the call will be available for one week following the conference through the Akamai Website or by calling 1-800-642-1687 (or 1-706-645-9291 for international calls) and using conference ID No. 9421350.

About Akamai

Akamai® provides services that enable the world’s leading enterprises and government agencies to extend and control their e-business infrastructure. Having deployed the world’s largest, globally-distributed computing platform, Akamai ensures the highest levels of availability, reliability, security, and performance of networked information and application delivery. Headquartered in Cambridge, Massachusetts, Akamai’s industry-leading services, matched with world-class customer care, are used by hundreds of successful enterprises, government entities, and Web businesses around the globe. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act

The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the effects of any attempts to intentionally disrupt our services or network by hackers or others, failure to have available sufficient transmission capacity, a failure of Akamai’s network infrastructure, and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.